***FOR IMMEDIATE RELEASE***

FOR:  ZIONS BANCORPORATION
One South Main Street
Salt Lake City, Utah
Harris H. Simmons
Chairman/Chief Executive Officer
Contact: James Abbott
Tel: (801) 844-7637

Zions Bancorporation Announces Retirement of Doyle L. Arnold;
Paul E. Burdiss to Join Zions as new Chief Financial Officer

SALT LAKE CITY, March 20, 2015 - Zions Bancorporation (NASDAQ: ZION) (“Zions” or “the Company”) announced today that Vice Chairman and Chief Financial Officer Doyle L. Arnold will retire in early May, subsequent to the filing of the Company’s first quarter financial results. He will be succeeded as Chief Financial Officer by Paul E. Burdiss, currently Corporate Treasurer at SunTrust Banks, Inc. in Atlanta, Georgia.
Harris H. Simmons, Chief Executive Officer of Zions Bancorporation, stated, “Doyle Arnold has made substantial contributions to the Zions organization since joining the Company as our chief financial officer in late 2001. Most notably, he was instrumental in shepherding the enterprise through the very challenging Great Recession period of 2008-2011 and beyond. He has built a very strong financial team, and has done much to strengthen the Company’s balance sheet and capital structure during a period of enormous change in the banking industry. We will greatly miss his presence on our executive management team, and the keen insights, intellect and rigor he brought to every problem he tackled. I wish Doyle all the best in his retirement and future endeavors.”
Mr. Paul Burdiss has served for the past several years as Corporate Treasurer at SunTrust Banks, Inc., one of the nation’s leading bank holding companies, with $187 billion in assets, where he has had responsibility for overseeing the firm’s investment portfolio, capital management, liquidity and interest rate risk management. He has also been actively involved in supporting the firm’s stress testing and Comprehensive Capital Analysis and Review process. Previously, Mr. Burdiss served as Executive Vice President and Treasurer of Comerica Inc., a large regional bank headquartered in Dallas, Texas, where he previously served as Director of Investor Relations. Earlier in his career, Mr. Burdiss worked in Chicago,

Illinois as a relationship manager at The Bank of Nova Scotia. He holds a Bachelor of Arts degree in Financial Administration from Michigan State University, and an MBA degree from the University of Michigan.
“We are delighted to welcome Paul Burdiss to Zions Bancorporation,” said Mr. Simmons. “Paul has an outstanding background in financial management that will be of great benefit to Zions as we continue to build an outstanding organization serving individuals, businesses and municipalities across the western United States. I am greatly looking forward to working with him in the years ahead.”
“I am pleased and excited to join Harris Simmons and the Zions Bancorporation team as we work to continuously improve the experience of our clients, communities, teammates, and shareholders," said Mr. Burdiss.
Zions Bancorporation is one of the nation's premier financial services companies, consisting of a collection of great banks in select western U.S. markets with combined total assets exceeding $55 billion. Zions operates its banking businesses under local management teams and community identities in 11 western and southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington, and Wyoming. The company is a national leader in Small Business Administration lending and public finance advisory services and is a consistent recipient of numerous Greenwich Excellence awards in banking. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to subsidiary banks can be accessed at www.zionsbancorporation.com.